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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
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Life Time Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIFE TIME FITNESS, INC.
VOTING METHODS
LIFE TIME FITNESS, INC.
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
Compensation Committee Report
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

LIFE TIME FITNESS, INC.
6442 City West Parkway
Eden Prairie, Minnesota 55344
(952) 947-0000
March 7, 2007
Dear Shareholder:
     You are cordially invited to attend the annual meeting of shareholders to be held at the Minneapolis Sofitel, 5601 West 78th Street, Bloomington, Minnesota, commencing at 1:00 p.m., central time, on Thursday, April 26, 2007.
     The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.
     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.
Sincerely,

Bahram Akradi
Chairman of the Board of Directors,
President and Chief Executive Officer

VOTING METHODS
     The accompanying proxy statement describes important issues affecting Life Time Fitness, Inc. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:
1.	BY TELEPHONE
a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on April 25, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number.

c.	Follow the simple instructions provided.
2.	BY INTERNET
a.	Go to the web site at http://www.eproxy.com/LTM/, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on April 25, 2007.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number and create an electronic ballot.

c.	Follow the simple instructions provided.
3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)
a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.
     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.
Your vote is important. Thank you for voting.

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders
to be held on April 26, 2007

     The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Minneapolis Sofitel, 5601 West 78th Street, Bloomington, Minnesota, commencing at 1:00 p.m., central time, on Thursday, April 26, 2007 for the following purposes:
1.	To elect a board of directors of seven directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact other business that may properly be brought before the meeting.
     Our board of directors has fixed February 26, 2007 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
     Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card or to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.
By Order of the Board of Directors,

Eric J. Buss
Secretary
Eden Prairie, Minnesota
March 7, 2007

PROXY STATEMENT

GENERAL INFORMATION
     The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, April 26, 2007 at the Minneapolis Sofitel, 5601 West 78th Street, Bloomington, Minnesota, commencing at 1:00 p.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about March 7, 2007.
Record Date
     Only shareholders of record at the close of business on February 26, 2007 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 36,839,977 shares of our common stock outstanding and entitled to vote.
Voting of Proxies
     Proxies voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to one of our officers of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.
Shareholder Proposals
     We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2008 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 8, 2007. We must receive any other shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2008 at our principal executive office no later than January 27, 2008.
Quorum
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.
Vote Required
     Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.
     Other Proposals. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.
Adjournment of Meeting
     If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies
     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Composition of our Board of Directors
     Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of seven members. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Our governance and nominating committee has nominated the seven persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire board of directors.
Directors and Director Nominees
     All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the governance and nominating committee.
     The following table sets forth certain information regarding each director nominee:

Name	Age	Position
Bahram Akradi	45	Chairman of the Board of Directors, President and Chief Executive Officer

Giles H. Bateman	62	Director

James F. Halpin	56	Director

Guy C. Jackson	65	Director

John B. Richards	58	Director

Stephen R. Sefton	51	Director

Joseph H. Vassalluzzo	59	Director
     Bahram Akradi founded our company in 1992 and has been a director and President since our inception. Mr. Akradi was elected Chief Executive Officer and Chairman of the Board of Directors in May 1996. Mr. Akradi has over 24 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and Executive Vice President. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.
     Giles H. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as Chief Financial Officer and Vice Chairman there until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1994 until he retired in 2000. Mr. Bateman serves as a director, and the chair of the audit committee, of WD-40 Company and a director of United Pan Am Financial Corporation. He also serves as a director of four private companies.
     James F. Halpin was elected a director of our company in February 2005. Mr. Halpin started his own private investment firm after he retired in March 2000 as President, Chief Executive Officer and a director of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, which he had been with since May 1993. Mr. Halpin is also a director of Marvel Entertainment, Inc.
     Guy C. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis offices. He also serves as a director, and the chair of the audit committee, of the following public companies: Cyberonics, Inc., Digi International Inc., Urologix, Inc. and EpiCept Corporation.
     John B. Richards was elected a director of our company in October 2006. Mr. Richards most recently served as the president and chief executive officer of Elizabeth Arden Red Door Spa Holdings from October 2001 until May 2006, and he continues to provide consulting services to that company. Elizabeth Arden Red Door Spa Holdings is an operator of nationwide prestige salons and day spas that operate under the Red Door Spas - Elizabeth Arden and Mario Tricoci brand names. Mr. Richards has also held senior leadership and management positions at Four Seasons Hotels Inc., Starbucks Coffee Company, Royal Viking Line, McKinsey & Company and The Procter & Gamble Company.
     Stephen R. Sefton was elected a director of our company in May 1996. Mr. Sefton is the President of Clearwater Equity Group, Inc., a private equity investment firm he founded in 1997. From 1986 through 1997, Mr. Sefton was a full-time partner with Norwest Equity Partners, an investment firm. From 1997 through 2006, Mr. Sefton had a part-time partner role with Norwest Equity Partners where he oversaw the management of several investments held by Norwest Equity Partners, including its investment in our company. Prior to 1986, Mr. Sefton spent nine years in commercial and investment banking. Mr. Sefton is also a member of the board of directors of four private companies.
     Joseph S. Vassalluzzo was elected a director of our company in October 2006. Mr. Vassalluzzo has been an independent advisor to retail organizations, with a primary emphasis on real estate, since August 2005. From 1989 until August 2005, Mr. Vassalluzzo held executive and senior leadership positions with Staples, Inc., an office products retailer. Previously, Mr. Vassalluzzo held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp. and American Stores Company. Mr. Vassalluzzo is the Non-Executive Chairman of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He also is a director of Commerce Bancorp and iParty Corporation.
     None of the above nominees is related to each other or to any of our executive officers.
Board of Directors Meetings and Attendance
     Our board of directors held five meetings and took action by written consent five times during fiscal year 2006. During fiscal year 2006, each director attended at least 80% of the aggregate number of the meetings of our board of directors and of the board committees on which he serves.
Director Independence
     Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers transactions and relationships between each director (and his immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2007, our board of directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under New York Stock Exchange rules or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Akradi, who is also our President and Chief Executive Officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any relationship with our company other than as a director or shareholder of our company. Based upon that finding, our board of directors determined that Messrs. Bateman, Halpin, Jackson, Richards, Sefton and Vassalluzzo are “independent.”
     Stephen R. Sefton is the independent director who chairs the executive sessions of the non-management members of our board of directors. Mr. Sefton has served as the chair of executive sessions of the board of directors since April 2004. During 2006, our board of directors held an executive session of the non-management members of our board of directors after each of its five meetings.
     Interested parties may communicate directly with Mr. Sefton, the independent director who chairs the executive sessions individually, or the non-management members of our board of directors as a group by mail addressed to the attention of Mr. Sefton as executive session chair or the non-management members of our board of directors as a group c/o General Counsel, Life Time Fitness, Inc., 6442 City West Parkway, Eden Prairie, MN 55344. Our General Counsel will then forward them to the appropriate director or directors on a periodic basis.
Committees of Our Board of Directors
     Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our website at www.lifetimefitness.com.

Audit Committee.
     Our audit committee consists of Messrs. Jackson (Chair), Bateman and Sefton. The functions of the audit committee include oversight of the integrity of our financial statements, our internal controls, our compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. Our audit committee is directly responsible, subject to shareholder ratification, for the appointment of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. Our audit committee is also responsible for the retention, compensation, evaluation, termination and oversight of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors and most recently amended on February 15, 2005. Our audit committee held seven meetings in fiscal year 2006.
     Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the New York Stock Exchange, and that each member of our audit committee also qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC. Our board of directors has also determined that Mr. Jackson’s service on the audit committees of four other public companies does not impair his ability to effectively serve on our audit committee.
Compensation Committee.
     Our compensation committee consists of Messrs. Halpin (Chair), Bateman and Richards. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation. Our compensation committee also approves and makes recommendations to our board with respect to compensation of other executive officers, incentive-compensation plans and equity-based plans. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors and most recently amended on December 13, 2006. Our compensation committee held four meetings and took action by written consent three times in fiscal year 2006.
Governance and Nominating Committee.
     Our governance and nominating committee consists of Messrs. Sefton (Chair), Jackson and Richards. The functions of the governance and nominating committee include identifying individuals qualified to become members of our board and overseeing our corporate governance principles. The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter approved by our board of directors and most recently amended on December 13, 2006. Our governance and nominating committee held two meetings and took action by written consent once in fiscal year 2006.
Finance Committee.
     Our finance committee consists of Messrs. Bateman (Chair), Akradi, Halpin, Sefton and Vassalluzzo. The functions of the finance committee include reviewing and providing guidance to our board of directors and our company’s management about all major financial policies of our company, including capital structure, investor relations, capital planning and modeling in our company’s long-term plans, annual budgets, treasury management, and insurance and risk management, unless otherwise reviewed by our board of directors or audit committee. In addition, the finance committee reviews and approves proposed investments, including all sites for center development, ventures, mergers, acquisitions and divestitures, as well as any borrowings and indebtedness of our company or guarantees of indebtedness by our company. The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter approved by our board of directors and most recently amended on December 13, 2006. Our finance committee held eight meetings in fiscal year 2006.
Corporate Governance Guidelines
     In April 2004, our board of directors adopted Corporate Governance Guidelines. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.lifetimefitness.com.
Code of Business Conduct and Ethics
     We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at www.lifetimefitness.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.
Corporate Governance Documents Available on Our Website
     Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 6442 City West Parkway, Eden Prairie, MN 55344.
Director Qualifications
     Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:
•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•	whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a size and scope similar to us.
Director Nomination Process
     Our governance and nominating committee selects nominees for directors pursuant to the following process:
•	the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•	formal nomination by our governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.
     Our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for reelection to another term.
     In 2006, our board of directors, upon recommendation of our governance and nominating committee, elected Messrs. Bateman, Richards and Vassalluzzo to serve on our board of directors after the above-described process was completed. Non-management directors recommended Messrs. Bateman and Richards to us and Mr. Vassalluzzo’s son, a general partner of an institutional investment manager which is a shareholder of our company, recommended Mr. Vassalluzzo to us.
     Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 6442 City West Parkway, Eden Prairie, Minnesota 55344. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.
Compensation Committee Interlocks and Insider Participation
     During 2006, Messrs. Bateman, Halpin and Richards, as well as Messrs. Timothy C. DeVries and David A. Landau, both of whom resigned as directors in October 2006, served as the members of our compensation committee for either the full year or part of the year. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.
Attendance at Annual Meeting
     Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. Three members of our board of directors attended our 2006 annual meeting of shareholders.
Communication with our Board of Directors
     All interested parties, including our shareholders, may contact our board of directors by mail addressed to the attention of our board of directors, all independent directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 6442 City West Parkway, Eden Prairie, MN 55344. Our General Counsel will review all communications and then forward them to our board of directors or the specified board member on a periodic basis.
     Our board of directors recommends that the shareholders vote for the election of each of the seven nominees listed above to constitute our board of directors.
PROPOSAL NO. 2 –
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Deloitte & Touche LLP and its affiliates (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
     A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
Fees
     The following table presents the aggregate fees for professional services provided by Deloitte & Touche in fiscal year 2006 and 2005:

	Fiscal Year	Fiscal Year
Description of Fees	2006 Amount	2005 Amount
Audit Fees	$641,895	$647,340
Audit-Related Fees	105,525	21,472

Total Audit and Audit-Related Fees	747,420	668,812
Tax Fees	171,890	245,150

Total	$919,310	$913,962

Audit Fees.
     The audit fees set forth above consist of fees for audit services in connection with Deloitte & Touche’s review of our interim consolidated financial statements for the first three quarters of each fiscal year in addition to fees for audit services that are normally provided by an accountant in connection with statutory and regulatory filings or engagements, such as comfort letters and consents related to Securities and Exchange Commission registration statements, for the fiscal year. The audit fees also include fees for the audit of our annual consolidated financial statements, management’s assessment of our internal control over financial reporting and our internal control over financial reporting.
Audit-Related Fees.
     The audit-related fees set forth above consist of fees for the audits of our employee benefit plan. Audit-related fees also include fees related to accounting consultations and certain agreed-upon procedures.
Tax Fees.
     The tax fees set forth above consist of fees for the preparation of original and amended tax returns, tax planning and analysis services and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $101,000 and $61,750 for tax preparation and compliance services, $0 and $150,000 for services provided in connection with our corporate entity realignment, and $70,890 and $33,400 for other tax-related items during 2006 and 2005, respectively.
Approval of Independent Registered Public Accounting Firm Services and Fees
     The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Tax Fees were pre-approved by our audit committee.
     Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

AUDIT COMMITTEE REPORT
     The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of the integrity of our company’s financial statements, our internal controls, our company’s compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.
     We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 with management; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees), regarding communication with audit committees; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with our company’s independent registered public accounting firm their independence.
     Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Guy C. Jackson, Chair
Giles H. Bateman
Stephen R. Sefton
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     We operate distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers and we focus on providing our members and customers with products and services at a compelling value in the areas of exercise, education and nutrition. We participate in the large and growing U.S. health and wellness industry, which we define to include health and fitness centers, fitness equipment, athletics, physical therapy, wellness education, nutritional products, athletic apparel, spa services and other wellness-related activities. For compensation purposes, we currently compare our company against the hotel, restaurant and leisure global industry as well as the larger consumer services global industry.
     Our compensation committee, which is composed of three independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s executive officers and oversight of our company’s compensation plans. The purpose of this discussion and analysis is to summarize the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2006.
     The compensation committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.
Compensation Philosophy
     We believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Our executive compensation goals are to:
•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.
Compensation Determination Process
     Our company uses a variety of compensation elements to achieve our compensation philosophy, including primarily base salary, annual bonuses and long-term incentive equity awards. The compensation committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer. The factors the compensation committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:
•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance compared to his goals and objectives;

•	the qualifications of the executive and his potential for development and performance in the future;

•	whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own compensation).
     Annually, the compensation committee reviews the executive compensation program in connection with our company’s merit review and compensation plan process, which typically concludes on or about March 1st for a fiscal year. In general, the compensation committee begins this review process by determining the total cash compensation to be paid to an executive based on a review of the executive pay level for comparable jobs at similar companies, as described below, and the financial performance of those companies relative to ours in addition to considering the other factors listed above. After the total cash compensation has been determined, our compensation committee determines the appropriate amount of total cash compensation that should be performance-based for each executive based on the level of performance-based pay being paid by similar companies while also considering the other factors listed above. The difference between the total cash compensation and potential annual bonus portion, or the performance-based cash portion, of total cash compensation is the executive’s base salary, which is also independently measured against the base salaries being paid by similar companies while also considering the other factors listed above. The compensation committee then uses total cash compensation as a basis to establish long-term incentive equity awards while also considering the other factors listed above.
     In connection with the compensation applicable to our 2005 fiscal year for executives, the compensation committee reviewed the base salary, annual bonuses and long-term incentive equity award elements and levels for our executives with the consultation of Mercer Human Resources Consulting, LLC. This general review compared these compensation elements against a group of other publicly held companies that were at the time generally similar to ours in growth-rate, market capitalization and financial performance. This group included Aeropostale, Inc., Dick’s Sporting Goods, Inc., Electronics Boutique Holdings Corp., GameStop Corp., Guitar Center, Inc., Krispy Kreme Doughnuts, Inc., Linens N’ Things, Inc., O’Reilly Automotive, Inc., PetSmart, Inc., Reebok International, Ltd., The Talbot’s, Inc. and The Yankee Candle Company, Inc. The compensation committee considered this information in addition to the factors described above when determining that base salary, annual bonuses and long-term incentive awards were appropriate compensation elements and when setting the corresponding compensation levels to be paid to our executives for fiscal 2005.
     In connection with the base salary and annual bonuses applicable to our 2006 fiscal year for executives, the compensation committee reviewed the base salary and annual bonus compensation elements. The compensation committee compared the general level of our company’s executive base salary and annual bonus compensation elements against the previously identified group of other publicly held companies that were generally similar to ours in growth-rate, market capitalization and financial performance. The compensation committee considered this information in addition to the factors described above when determining the base salary and annual bonus levels to be paid to our executives for fiscal 2006.
     In connection with the long-term incentives applicable to our 2006 fiscal year for executives, our compensation committee engaged the services of Pearl Meyer & Partners and instructed them to provide a competitive assessment of our base salary, annual bonus and long-term incentive elements and review our company’s long-term incentive compensation element in order to assist in the development of a forward-looking strategy. As part of this study, Pearl Meyer & Partners compared our base salary, annual bonuses and long-term incentive award elements primarily against two updated peer groups. The first peer group was composed of 13 publicly traded companies within the hotels, restaurant and leisure global industry classification that each had similar size, revenues and market capitalization as compared to our company. The companies selected to be a part of this peer group were Bally Total Fitness Holding Corporation, CEC Entertainment Inc., Cedar Fair, L.P., Chipotle Mexican Grill, Inc., IHOP Corporation, International Speedway Corporation, Panera Bread Company, Pinnacle Entertainment, Inc., Sonic Corporation, Speedway Motorsports, Inc., Texas Roadhouse, Inc., Town Sports International Holdings, Inc. and Vail Resorts, Inc. The second peer group was composed of 11 publicly traded companies from the consumer services global industry classification, each with similar size or market capitalization to revenue ratios as compared to our company. The companies selected to be a part of this peer group were Bally Total Fitness Holding Corporation, Cedar Fair, L.P., International Speedway Corporation, ITT Educational Services, Inc., Jackson Hewitt Tax Service, Inc., Panera Bread Company, Pinnacle Entertainment, Inc., Sotheby’s, Speedway Motorsports, Inc., Town Sports International Holdings, Inc. and Vail Resorts Inc. The compensation committee considered this information, in addition to the factors described above, when determining the long-term incentives payable to our executives in fiscal 2006.
     For fiscal 2007, we plan to target total cash compensation and long-term incentive equity award grants within the range of or slightly above the median of the general and industry peer groups identified by Pearl Meyer & Partners given that our company has, in general, provided a higher total return to shareholders and had higher net income growth than such peer group companies during the previous two years.
     Management Participation. Members of executive management participate in the compensation committee’s meetings at the committee’s request. Management’s role is to contribute input and analysis to the committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our Chief Executive Officer does participate in the final recommendation, but not determination, of the amount and form of compensation to be paid to all other members of executive management.
     Use of Consultants. From time to time and as noted above, the compensation committee uses outside compensation consultants to assist it in analyzing our company’s compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the compensation committee.
Executive Compensation Elements
     Our company’s executive compensation package consists of base salary, annual bonuses, long-term incentive awards, other compensation, a deferred compensation plan and change in control benefits.
Base Salary
•	Purpose. Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

•	Structure; Determination Process; Factors Considered. The compensation committee generally establishes base salaries for executives after first determining the executive’s total cash compensation amount and the portion of the total cash compensation amount that will be an annual bonus opportunity, with the difference being the executive’s base salary. The compensation committee then may adjust the executive’s base salary based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions. The compensation committee reviews base salaries annually.

•	2006 Results. The compensation committee did not approve the 2006 fiscal year base salaries for executives until May 2006 given that its review of this element was not completed until that time. For fiscal 2006, the compensation committee determined that the base salary amounts being paid to Messrs. Akradi and Gerend should remain unchanged because Messrs. Akradi and Gerend were currently being paid total cash compensation and base salary amounts that were similar to the median range of total cash compensation and base salary amounts being paid by a group of other publicly held companies that were at the time generally similar to ours in growth-rate, market capitalization and financial performance. Mr. Rowland’s total cash compensation and base salary amounts remained unchanged because he was in the process of transitioning his role with our company. A total cash compensation increase of 5%, including a base salary increase of 6.1%, was granted for fiscal 2006 to Mr. Robinson, our Chief Financial Officer, in order to begin creating total cash compensation and base salary levels comparable with Mr. Gerend, our Chief Operating Officer, as the compensation committee believes that total compensation comparability should exist between these positions based on its review of similar companies. The compensation committee granted 42.9% and 25% increases in total cash compensation to Messrs. Zaebst and Buss, respectively, including 33.3% and 11.1% increases in the base salary amounts paid to Messrs. Zaebst and Buss, respectively, for fiscal 2006. These increases were granted to Messrs. Zaebst and Buss to reflect their performance, increased responsibilities and to adjust their total cash compensation and base salary levels to more closely reflect the base salaries being paid by other publicly held companies for similar positions.
Annual Bonuses
•	Purpose. All executive officers, as well as certain other senior and management-level employees, participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial performance goals of our company. The financial performance goals are derived from our annual financial budget and our site business plans and based on our actual performance during the current fiscal year.

•	Structure. The compensation committee generally establishes annual bonus opportunities for executives after first determining the executive’s total cash compensation amount and then determining the proportion of the total cash compensation amount that will be an annual bonus opportunity. The compensation committee feels that individual executive performances should not be highlighted in the area of annual bonuses given the executive team’s focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company’s bottom line. The compensation committee reviews the program annually, however, and may adjust the executive’s annual bonus opportunity based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions.

Under our annual bonus program, we provide for the payment of cash bonuses to each participant, on a monthly basis throughout the year, based upon our year-to-date performance in relation to predetermined year-to-date financial objectives. In addition, we provide for the payment of an additional cash bonus to our executives annually based upon our annual performance in relation to certain other predetermined annual financial objectives. We may withhold payout on the monthly portion of the year-to-date bonus component to offset a negative variance in the annual bonus component. Our compensation committee approves the financial objectives that are utilized for purposes of determining all bonuses and assigns “Target Bonuses” for each executive participant to create a Target Bonus approximating 33% of an executive’s total target cash compensation. The Target Bonus amount is prorated on a year-to-date basis to determine the monthly portion of the year-to-date cash bonus payout and the full-year Target Bonus amount is used to determine the annual cash bonus opportunity at the end of a fiscal year.

Actual bonuses paid to participants are calculated based upon the relationship of our actual financial performance to budgeted financial performance and are not limited by any minimum or maximum thresholds. Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the participant would be proportionately less than the participant’s Target Bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the participant would proportionately exceed the participant’s Target Bonus. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance, on a monthly or annual basis, as applicable. Accordingly, the total actual bonus paid to each participant could exceed the participant’s Target Bonus if actual financial performance exceeded budgeted financial performance for such participant.

•	Target Bonus and Measurement Determination Process. For fiscal year 2006, the financial objectives selected under our bonus components for all of our executives were earnings before taxes (EBT) on a year-to-date basis versus plan and capital expenditures on an annual basis versus plan, with the exception of Mr. Rowland as discussed below. The executive plan provides for monthly payouts based on our company’s EBT for the year-to-date period as compared against our company’s 2006 financial plan. In addition, the incentive plan provides for an additional year-end payment or reduction based on our company’s capital expenditures as compared to the original business plan for applicable centers opened during fiscal 2006 and our company’s 2006 financial plan for maintenance and corporate capital expenditures. The compensation committee feels that applying these specific financial metrics to the executive team is appropriate given the requirement that they work collectively in order to achieve top-level growth while reducing operating expenses and expenses in areas of interest, depreciation and amortization. For that reason, the compensation committee changed the financial metrics driving the annual bonuses applicable to Messrs. Gerend and Zaebst from EBITDA and capital expenditures during fiscal 2005 to EBT and capital expenditures for fiscal 2006, consistent with the metrics already applicable to Messrs. Akradi, Robinson and Buss. As Mr. Rowland was already in the process of transitioning his employment with our company at the time that Messrs. Gerend and Zaebst’s financial metrics were changed, the compensation committee elected to leave Mr. Rowland’s financial metrics set at EBITDA and capital expenditures for fiscal 2006.
-EBT. EBT consists of net income plus provision for income taxes before adjustments for enrollment fee revenue and cost deferral and share-based compensation expense. Our company uses EBT as a measure of operating performance. The targeted EBT objective of $90.1 million set for fiscal 2006 was the same as for our company’s internal plan for EBT in fiscal 2006. We included the impact of certain health and fitness centers that we leased in July 2006 in both our targeted and actual EBT amounts so that our executives would not unduly benefit from the transaction because it had not been a part of our company’s original plan. We feel that the EBT objective represented an achievable but challenging goal.
-EBITDA. EBITDA consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization before adjustments for enrollment fee revenue and cost deferral and share-based compensation expense. Our company uses EBITDA as a measure of operating performance. The targeted EBITDA objective set for fiscal 2006 of $156.6 million was the same as for our company’s internal plan for EBITDA in fiscal 2006. We feel that the EBITDA objective represented an achievable but challenging goal.
-Capital Expenditures. Capital expenditures represent investments in our new centers, costs related to updating and maintaining our existing centers and other infrastructure investments. Our company uses capital expenditures as a measure of the amounts that it is investing into its infrastructure. The targeted capital expenditure objective of $181.9 million that was originally set for fiscal 2006 represented the original business plan expenditures for applicable centers opened during fiscal 2006 and our company’s 2006 financial plan for maintenance and corporate capital expenditures. However, our compensation committee approved a 7% increase in our targeted 2006 fiscal year capital expenditures to reflect the construction cost increases for new centers and other projects the compensation committee felt were outside the control of management. We feel that the capital expenditures objective, as amended, represented an achievable but challenging goal.
For fiscal 2006, the compensation committee determined that the Target Bonus opportunity available to Mr. Akradi should remain unchanged at approximately 32% of his total target cash compensation. The committee determined that the Target Bonus for all other executives should be set at approximately 33% of their total target cash compensation in order to create Target Bonus percentage equity among all executives other than Mr. Akradi.
•	2006 Results. Our company achieved EBT growth above its target during fiscal 2006, EBITDA growth approximately equal to its target during fiscal 2006 and had capital expenditures that exceeded its maximum target, as amended, for fiscal 2006. Accordingly, executive officers earned bonuses based on the financial performance metrics that were lower than the Target Bonus amounts available for the 2006 fiscal year.

Our compensation committee approved a bonus of $30,000 for Mr. Buss during fiscal 2006 in light of Pearl Meyer & Partners’ analysis of his total cash compensation as compared to the total compensation paid to comparable executives at the peer group companies identified by Pearl Meyer & Partners. Our compensation committee also approved a bonus totaling $21,365 for Mr. Zaebst during fiscal 2006 in light of Mr. Zaebst’s key role in driving certain key company initiatives.
Long-Term Incentive Awards
•	Purpose. We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our shareholders. The compensation committee views the grant of equity-based compensation and other like awards to be a key component of its overall compensation program.

•	Structure; Determination Process; Factors Considered. The shareholder-approved Life Time Fitness, Inc. 2004 Long-Term Incentive Plan, referred to as the 2004 Plan, allows our company to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. The terms of our 2004 Plan dictate that award repricing cannot occur without shareholder approval and that awards cannot be granted with exercise prices below fair market value. To date, the compensation committee, as administrator of our 2004 Plan, has granted time-vested and performance-vested stock options as well as time-vested and performance-vested restricted stock.

In fiscal 2006, based on a review and analysis provided by Pearl Meyer & Partners, the committee began to make a shift in the equity instruments to be issued under the 2004 Plan. Based on the review and analysis conducted by Pearl Meyer & Partners, our compensation committee feels that restricted stock is preferred over stock options as it has higher retention value, has immediate value to the recipient upon grant and is less dilutive to shareholders. Moreover, our compensation committee determined that the granting of restricted stock which featured both time-based and performance-based vesting to our executives would create both retention and shareholder alignment while creating a true “at risk” portion of the award. The committee feels that performance-based vesting provisions are best linked to challenging, but achievable, short-term actual financial performance measures.

In general, we grant awards that as of the grant date are proportional to the executive’s total potential cash compensation for the current fiscal year, which the compensation committee believes, based on the review and analysis provided by Pearl Meyer & Partners, is the best measure to use in order to remain competitive with the equity awards being granted to executives of the companies identified as part of the peer groups identified in the “Overview” section. The proportion of equity to total cash compensation to be granted as well as the actual number of shares awarded to each executive officer is determined and approved by the compensation committee after considering the expected expense to our company in addition to the factors outlined under “Compensation Determination Process.” The compensation committee annually reviews the long-term incentive program and information relevant to approving annual awards for executive officers.

•	2006 Results. The compensation committee did not approve the 2006 fiscal year grant for executives until November 2006 given that its strategic review of this element was not completed until late in fiscal 2006. For fiscal 2006, the compensation committee determined that the executive team in place at that time should each be granted restricted shares that vest 25% on each 10-month anniversary of the grant date to make vesting equal to what it would have been had these shares been granted in connection with our company’s 2006 merit review process. The compensation committee provided, however, that 50% of the shares would automatically be forfeited in the event that our company’s actual consolidated EBT for fiscal year 2006 did not meet or exceed budgeted EBT for 2006.

On November 1, 2006, the compensation committee issued Mr. Akradi 50,000 restricted shares, Messrs. Robinson and Gerend each 11,500 restricted shares, and Messrs. Zaebst and Buss each 8,500 restricted shares with these provisions. As Mr. Rowland had already transitioned from his executive role with our company at this time, he was not granted any restricted shares. Pursuant to the equity review and analysis provided by Pearl Meyer & Partners, a grant of 75,000 restricted shares to Mr. Akradi would have been within the median range of equity awards made to similar positions at companies in our peer groups. However, Mr. Akradi offered to accept 60,000 shares in order to reduce the expected expense of his restricted stock grant to our company. Subsequent to his offer to accept 60,000 restricted shares, Mr. Akradi requested that the compensation committee grant him 50,000 restricted shares along with the authority to grant 10,000 restricted shares to reward employees of our company for their service over time that might not otherwise receive long-term incentive awards as part of our company’s merit review process. The compensation committee approved Mr. Akradi’s request.
Other Compensation
     We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.
Deferred Compensation
     During fiscal 2006, we implemented the Executive Nonqualified Excess Plan of Life Time Fitness, a non-qualified deferred compensation plan. This plan was established for the benefit of our highly compensated employees, which our plan defines as our employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. This unfunded, non-qualified deferred compensation plan allows participants the ability to defer and grow income for retirement and significant expenses in addition to contributions made to our company’s 401(k) plan.
Employment Agreements and Change in Control Provisions
     In July and August 2004, we entered into employment agreements for certain of our executive officers and other members of senior management. We believe that our company has achieved growth through innovative, confidential and proprietary management and marketing methods and plans and that it was necessary to enter into employment agreements to assure protection of our company’s goodwill and confidential and proprietary information, management and marketing plans.
     In addition, our company also wanted to assure that certain of our executive officers and other members of senior management would continue to serve our company under circumstances in which there was possible threatened or actual change of control at our company. Our company believes it is imperative to diminish the inevitable distraction of certain of our executive officers and other members of senior management by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company currently and in the event of any threatened or impending change of control, and to provide these persons with compensation and benefits arrangements upon a severance of employment which ensure that their compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. For these reasons, our company also included change in control provisions in our 2004 Plan and LIFE TIME FITNESS, Inc. 1998 Stock Option Plan, referred to as our 1998 Plan.
     We do not currently have an employment agreement with Mr. Akradi. Our compensation committee feels that because Mr. Akradi is a principal shareholder of our company, our company’s goodwill and confidential and proprietary information and management and marketing plans are adequately protected and that Mr. Akradi will continue to serve our company with our company’s best interest in mind under circumstances in which there was possible threatened or actual change of control at our company.
Accounting and Tax Impacts of Executive Compensation
     Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include each of our named executive officers.
     Our compensation committee considers the company’s ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its shareholders. After consideration, the compensation committee determined that it was appropriate and in the best interests of the company and its shareholders to pay Mr. Akradi’s compensation as set forth in the Summary Compensation Table in fiscal 2006, even if a portion of his compensation exceeded the one million dollar deductibility limit.
     Our compensation committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.
Compensation Committee Report
     The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

James F. Halpin, Chair
Giles H. Bateman
John B. Richards

Summary Compensation Table
     The following table shows, for our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers of our company, and a former executive officer of our company that would have been in the three other most highly compensated executive officers of our company except that he was not serving as an executive officer at year-end, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 2006.

								Change
								in
								Pension
								Value
								and Non-
							Non-	qualified
							Equity	Deferred	All
							Incentive	Compen-	Other
					Stock	Option	Plan	sation	Comp-
Name and Principal				Bonus	Awards	Awards	Compen-	Earnings	ensation
Position	Year	Salary ($)		($) (1)	($) (2)	($) (2)	sation ($)	($)	($) (3)	Total ($)
Bahram Akradi Chairman of the Board of Directors, President and Chief Executive Officer	2006	870,000		—	1,274,203	1,594,309	371,095	—	60,261	4,169,868
Michael R. Robinson Executive Vice President and Chief Financial Officer	2006	280,000		—	29,222	474,062	127,667	—	30,095	941,046
Michael J. Gerend Executive Vice President and Chief Operating Officer	2006	300,000	(4)	—	29,222	388,640	137,221	718 (5)	33,454	889,255
Mark L. Zaebst Executive Vice President	2006	240,000		21,365	21,599 (6)	248,622 (6)	105,377	—	26,080	663,043
Eric J. Buss Executive Vice President, General Counsel and Secretary	2006	200,000		30,000	21,599	269,657	85,212	—	21,618	628,086
Stephen F. Rowland, Jr. Former President, FCA Construction Company, LLC (7)	2006	300,000		—	—	387,190 (6)	149,954	—	38,773	875,917

(1)	Our compensation committee approved a one-time bonus of $30,000 for Mr. Buss in light of Pearl Meyer & Partners’ analysis of his total cash compensation as compared to the total cash compensation being paid to comparable executives at the peer group companies identified by Pearl Meyer & Partners. Our compensation committee also approved special bonuses totaling $21,365 for Mr. Zaebst during fiscal 2006 in light of Mr. Zaebst’s key role in driving certain key company initiatives.

(2)	Values expressed represent the actual compensation cost recognized by our company during fiscal 2006 for equity awards granted in 2006 and prior years as determined pursuant to Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123(R)”) utilizing the assumptions discussed in note 2 to our company’s consolidated financial statements for the fiscal year ended December 31, 2006, but disregarding the estimate of forfeitures related to service-based vesting.

(3)	The following table sets forth all other compensation amounts by type:

						Long-
		Use of				term
		Comp-				Disab-
		any Car			Match-	ility	Life
		and		Exec-	ing	Insur-	Insur-
	Home	Related	Car	utive	401(k)	ance	ance	Priv-	Total All
	Conn-	Expen-	Allow-	Medical	Contr-	Prem-	Prem-	ate	Other
	ectivity	ses	ance	Benefits	ibutions	iums	iums	Club Dues	Compen-
Name	($)	($)	($) (a)	($) (a)	($)	($)	($)	($)	sation ($)
Bahram Akradi	17,343	21,066	12,000	1,624	7,500	680	48	—	60,261
Michael R. Robinson	1,277	16,759	—	4,280	7,051	680	48	—	30,095
Michael J. Gerend	4,772	—	9,600	2,390	7,500	680	48	8,464	33,454
Mark L. Zaebst	900	12,042	—	4,910	7,500	680	48	—	26,080
Eric J. Buss	900	—	10,100	2,390	7,500	680	48	—	21,618
Stephen F. Rowland, Jr.	—	—	22,200	16,051	—	510	12	—	38,773

(a)	With respect to Mr. Rowland, his car allowance and executive medical benefits were paid to a general contractor owned primarily by Mr. Rowland to reimburse the contractor for actual benefits provided.
In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to our company. These perquisites include use of company tickets to certain entertainment events (all named executive officers other than Mr. Rowland), minor personal travel associated with travel and lodging for which the purpose of the trip was primarily business-related (all named executive officers other than Mr. Rowland), and use of our company’s support staff for assistance with personal matters (all named executive officers). In addition, certain personal guests accompanied Mr. Akradi while he was utilizing our company’s plane for business-related purposes.

(4)	$30,000 of Mr. Gerend’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan of Life Time Fitness, Inc.

(5)	This amount represents the portion of Mr. Gerend’s earnings under the Executive Nonqualified Excess Plan of Life Time Fitness, Inc. which were considered to be “above market.”

(6)	A portion of the equity award compensation cost recognized by our company during fiscal 2006 for Messrs. Zaebst and Rowland was capitalized along with other directly-related expenses over the useful lives of the projects for which they were involved during fiscal 2006.

(7)	Mr. Rowland ceased being an executive officer of our company in April 2006, but remained an employee of our company through December 31, 2006.

Grants of Plan-Based Awards in 2006
     The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2006. No options were repriced or materially modified during the fiscal year.

		Estimated Future	All Other Stock	Grant Date
		Payouts Under Non-	Awards:	Fair Value of
		Equity Incentive	Number of	Stock and
		Plan Awards	Shares of Stock	Option
Name	Grant Date	Target ($) (1)	or Units (#) (2)	Awards ($)(3)
Bahram Akradi	11/1/2006		50,000	2,541,000
		405,000
Michael R. Robinson	11/1/2006		11,500	584,430
		140,000
Michael J. Gerend	11/1/2006		11,500	584,430
		150,000
Mark L. Zaebst	11/1/2006		8,500	431,970
		120,000
Eric J. Buss	11/1/2006		8,500	431,970
		100,000
Stephen F. Rowland, Jr.		150,000

(1)	These amounts represent the potential target bonus amounts available to our executives for fiscal 2006 as described in “Annual Bonuses” section beginning on page 12. Actual target bonuses paid are calculated based upon the relationship of our actual financial performance to budgeted financial performance and are not limited by any minimum or maximum thresholds. Accordingly, if actual financial performance is less than budgeted financial performance, the actual target bonus paid to the executive would be proportionately less than the executive’s potential target bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual target bonus paid to the executive would proportionately exceed the executive’s potential target bonus. The actual amounts of the target bonuses earned by our executives during fiscal 2006 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 17.

(2)	The restricted stock was granted under our 2004 Plan and 25% vests on each 10-month anniversary of the grant date. 50% of the number of granted shares would have automatically been forfeited in the event that our company’s actual consolidated earnings before tax (EBT) for fiscal year 2006 had our company not met or exceed its budgeted EBT of $90.1 million for 2006 (see “Annual Bonuses” on page 12).

Executives may vote and receive dividends, if any, on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which forfeiture occurs when an executive ceases to be employed by our company for any reason other than death or total disability unless our board of directors determines otherwise. In the event of the death or total disability of an executive prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the disabled executive or his or her estate. In addition, in the case of an executive’s death or total disability (see “Employment Agreements and Change in Control Provisions” on page 23), all restricted shares then outstanding to an executive that have not previously vested or been forfeited will vest in proportion to the term of the award during which the executive was employed. Lastly, in the case of the occurrence of a change of control (see “Employment Agreements and Change in Control Provisions” on page 23), all restricted shares then outstanding to an executive that have not previously vested or been forfeited will vest immediately.

(3)	Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R) utilizing assumptions discussed in note 2 to our company’s consolidated financial statements for the fiscal year ended December 31, 2006. The actual compensation cost recognized by our company during fiscal 2006 for these awards in addition to the cost of equity awards granted in prior years are listed in the “Stock Awards” column of the Summary Compensation Table on page 17.

Outstanding Equity Awards at 2006 Fiscal Year-End
     The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or Units		Market Value of
	Underlying	Underlying		Option		of Stock That		Shares or Units
	Unexercised	Unexercised		Exercise	Option	Have Not		of Stock That
	Options (#)	Options (#)		Price	Expiration	Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)
Bahram Akradi	—	112,500	(2)	25.47	3/1/2015
						100,000	(3)	4,851,000
Michael R. Robinson	—	20,000	(4)	8.00	3/13/2017
	—	2,000	(5)	8.00	4/1/2013
	31,750	11,250	(6)	12.00	12/17/2013
	67,500 (7)	—		18.50	6/29/2014
	5,000	15,000	(8)	25.47	3/1/2015
						11,500	(9)	557,865
Michael J. Gerend	—	80,000	(10)	8.00	3/1/2013
	54,000 (7)	—		18.50	6/29/2014
	5,000	15,000	(8)	25.47	3/1/2015
						11,500	(9)	557,865
Mark L. Zaebst	—	2,000	(5)	8.00	4/1/2013
	—	9,375	(11)	25.47	3/1/2015
						8,500	(12)	412,335
Eric J. Buss	—	2,000	(5)	8.00	4/1/2013
	3,750	3,750	(13)	12.00	12/17/2013
	21,600 (7)	—		18.50	6/29/2014
	3,125	9,375	(11)	25.47	3/1/2015
						8,500	(12)	412,335
Stephen F. Rowland, Jr.	72,000 (7)	—		23.25	8/3/2014
	5,000	15,000	(8)	25.47	3/1/2015

(1)	Value based on a share price of $48.51, which was the last reported sale price for a share of our common stock on the New York Stock Exchange on December 29, 2006.

(2)	Stock option granted on March 1, 2005 for 150,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(3)	Includes a restricted stock award of 75,000 shares granted September 30, 2005, which vested 25,000 shares on May 1, 2006 and will vest 25,000 shares on each of May 1, 2007 and January 1, 2008. Also includes a restricted stock award of 50,000 shares granted November 1, 2006, which vests 25% on each 10-month anniversary of the grant date.

(4)	Stock option granted on March 13, 2002 for 100,000 shares vests and becomes exercisable in 20% increments on each annual anniversary of grant.

(5)	Stock option granted on April 1, 2003 for 5,000 shares vests and becomes exercisable in 20% increments on each January 1 of 2004, 2005, 2006, 2007 and 2008.

(6)	Stock option granted December 17, 2003 for 45,000 shares vests and becomes exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of 2006 and 2007.

(7)	The stock options granted to Mr. Robinson (67,500 shares) and Messrs. Gerend and Buss (54,000 shares each) on June 29, 2004 as well as the stock options granted to Mr. Rowland (72,000 shares) on August 3, 2004 each vest as to 50% of the shares on each of June 29, 2010 and June 29, 2011, subject to accelerated market condition vesting. Under the market condition vesting provisions, 20% of the shares vested on May 25, 2005 because the public market price of our common stock closed at or above $25.00 for 90 consecutive calendar days and 20% of the shares vested on September 7, 2005 because the public market price of our common stock closed at or above $30.00 for 90 consecutive calendar days. In addition, under the original performance vesting terms of the option, 20% of the shares were to vest if the stock price closes at or above $35.00 for 90 consecutive calendar days, 20% of the shares were to vest if the stock price closes at or above $40.00 for 90 consecutive calendar days and 20% of the shares were to vest if the stock price closes at or above $45.00 for 90 consecutive calendar days. On December 16, 2005, the compensation committee of our company’s board of directors approved an amendment that reduced the number of consecutive days during which the price must close at or above $35.00, $40.00 and $45.00 from 90 to 60 consecutive days in order for each of the last three tranches (each equal to 20% of the original number of shares granted) to vest. Under the market condition vesting provisions, 20% of the shares vested on December 26, 2005 because the public market price of our common stock closed at or above $35.00 for 60 consecutive calendar days, 20% of the shares vested on April 10, 2006 because the public market price of our common stock closed at or above $40.00 for 60 consecutive days and 20% of the shares vested on May 15, 2006 because the public market of our common stock closed at or above $45.00 for 60 consecutive days.

(8)	Stock option granted March 1, 2005 for 20,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(9)	Restricted stock award of 11,500 shares granted November 1, 2006 vests 25% on each 10-month anniversary of the grant date.

(10)	Stock option granted on March 1, 2003 for 200,000 shares vests and becomes exercisable in 20% increments on each annual anniversary of grant.

(11)	Stock option granted on March 1, 2005 for 12,500 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(12)	Restricted stock award of 8,500 shares granted November 1, 2006 vests 25% on each 10-month anniversary of the grant date.

(13)	Stock option granted December 17, 2003 for 15,000 shares vests and becomes exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of 2006 and 2007.
2006 Option Exercises and Stock Vested
     The following table sets forth certain information concerning options exercised and stock vested during fiscal 2006 for the named executive officers:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized on	Acquired	Value Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Bahram Akradi	367,500	9,769,917	25,000	1,159,250
Michael R. Robinson	50,000	2,131,236	—	—
Michael J. Gerend	60,000	2,241,558	—	—
Mark L. Zaebst	95,125	3,223,271	—	—
Eric J. Buss	62,900	1,768,274	—	—
Stephen F. Rowland, Jr.	30,000	915,900	—	—

Nonqualified Deferred Compensation for 2006
     The following table sets forth certain information concerning nonqualified deferred compensation contributed to the Executive Nonqualified Excess Plan of Life Time Fitness of amounts earned during fiscal 2006 for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Bahram Akradi	—	—	—	—	—
Michael R. Robinson	—	—	—	—	—
Michael J. Gerend	30,000 (1)	—	1,121 (2)	—	31,121
Mark L. Zaebst	—	—	—	—	—
Eric J. Buss	—	—	—	—	—
Stephen F. Rowland, Jr.	—	—	—	—	—

(1)	This amount was reported in the Summary Compensation Table as part of Mr. Gerend’s base salary compensation.

(2)	Of this amount, $718 was reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table as this portion of the aggregate earnings in the last fiscal year was considered to be “above market.” The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Gerend’s rate of return was 17.7%.
     All highly compensated employees eligible to participate in the Executive Nonqualified Excess Plan of Life Time Fitness, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our company’s 401(k) plan and may be modified or changed by the participant or our company at any time. Distributions can be paid out as in-service payments or at retirement. Upon retirement, a participant’s account benefits can be paid out as a lump sum or in annual installments over a term of up to 10 years. Our company may, but does not currently plan to, make matching contributions and/or discretionary contributions to this plan. If our company did desire to make contributions to this plan, the contributions would vest to each participant according to their years of service with our company.
Equity Ownership Guidelines
     In fiscal 2006, a review and analysis performed by Pearl Meyer & Partners as commissioned by our compensation committee found that, in general, our executives had stock ownership levels in Life Time Fitness, defined as shares held plus vested and unexercised option shares, that are at or above the median levels of each of the two peer groups identified by Pearl Meyer & Partners and described in the “Compensation Determination Process” section on page 10. While our company encourages executives to hold company shares, our company does not feel that formal stock ownership guidelines should be implemented at this time.
Equity Grant Policies
     In February 2007, our company adopted a formal equity grant policy governing all awards granted under our company’s stock incentive plans, including the grant of any shares of our company’s common stock, restricted shares, restricted stock units, stock options, stock appreciation rights, deferred stock units, phantom stock and performance units.
     This policy maintains that no grants are to occur on a date when our company’s insider trading window is closed. Annual grants approved by our compensation committee are to occur on or about the same time every year. Any new hire grants are to be approved by our compensation committee at their next meeting that occurs during an open trading window. The policy requires that all grants of awards to any members of our board of directors must be approved by our board of directors and that all grants of awards to any current or new hire executive officers of our company must be approved by our compensation committee.

     This policy also maintains that upon the compensation committee’s request, they may receive and review a report from a compensation consultant hired by the compensation committee that includes relevant survey and benchmarking data prior to approving annual awards for executive officers as well as prior to approving awards to any new hire executive officers. In connection with approving grants of awards to any executive officer, the policy holds that our compensation committee is to review total compensation for such person for the most recent three year period, or such lesser time as the person has been employed by our company. The review is to include a listing of all equity awards granted to such executive officer in the three year period and a listing of all outstanding equity awards issued to such executive officer. Our compensation committee may consider recommendations of any executive officer when approving awards, other than recommendations by an individual for his or her own award.
     Pursuant to authority delegated to Mr. Akradi, our Chief Executive Officer, in accordance with our company’s stock incentive plans, Mr. Akradi had the authority to approve grants to any eligible participant under the applicable plan whose award does not require compensation committee approval as described above; provided, however, unless otherwise approved by the compensation committee:
•	No stock option grant to any employee at any one time shall exceed 25,000 shares;

•	No restricted share grant to any employee at any one time shall exceed 10,000 shares; and

•	The aggregate number of stock options, restricted shares and stock appreciation rights shares that can be granted subject to awards during a fiscal year is not to exceed 750,000 shares.
     Mr. Akradi granted both stock options and restricted shares to eligible participants that did not require compensation committee approval pursuant to such authority during fiscal 2006 until our company and the compensation committee determined that only the compensation committee should approve all grants to eligible participants on a going-forward basis, excluding non-employee directors, in connection with our company implementing various additional corporate governance best practices.
     Subsequent to the decision to have the compensation committee approve grants on a going-forward basis but prior to the adoption of our formal equity grant policy, our compensation committee expressly granted Mr. Akradi the ability in late fiscal 2006 to specifically grant 10,000 restricted shares that he had chosen to forego in return for the ability to instead grant such shares to reward employees of our company for their service over time that might not otherwise receive long-term incentive awards as part of our company’s merit review process. Mr. Akradi is obligated to provide the compensation committee with a summary of the grants that he has made in connection with this specific grant of authority.
Employment Agreements and Change in Control Provisions
     In June 2004, our compensation committee approved a form of employment agreement for certain of our executive officers and other members of management. Effective July 7, 2004, employment agreements were executed by each of Messrs. Robinson, Gerend, Zaebst and Buss, along with certain other members of senior management. Mr. Rowland executed the employment agreement effective August 3, 2004. Mr. Akradi does not currently have an employment agreement with our company.
     The employment agreements provide that if an executive’s employment is terminated other than for cause, death or disability, or the executive terminates his employment for good reason, then our company is to provide the executive with (i) semi-monthly severance payments for a period of 18 months after such termination, with each payment equal to 1/24 of the sum of the executive’s then current annual base salary and target payout under our annual cash-based incentive plan; (ii) up to $10,000 in aggregate outplacement costs associated with the executive’s search for new employment; and (iii) continuation of medical plan coverage and life insurance coverage, including dependent coverage for a period of 18 months, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment.
     The employment agreements define “good reason” as any of the following events:
•	our company breaching any material terms or conditions of the employment agreement if not cured within 21 business days after receiving written notice from executive;

•	our company relocating its executive offices outside of a 75 mile radius of its current location;

•	our company reducing an executive’s combined base salary and target annual bonus opportunity by 25% or more, or materially reducing an executive’s duties and responsibilities if, in either case, not cured within 21 business days after receiving written notice from executive; or

•	our company assigning duties and responsibilities to an executive that are materially inconsistent with the executive’s position and experience, if not cured within 21 business days after receiving written notice from executive.
     The employment agreements generally define “cause” as our company determining in good faith that an executive has:
•	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior that adversely affects our company’s business affairs;

•	been convicted of or pleaded no contest to a felony;

•	been grossly negligent or engaged in willful misconduct in performing his or her duties and responsibilities and thereby materially adversely affected our company’s business affairs;

•	refused to substantially perform or persistently neglected his or her duties and responsibilities, or experienced chronic unapproved absenteeism;

•	demonstrated an inability to perform the duties of his or her position, and is unable to satisfy within 60 days the conditions of any resulting performance improvement plan; or

•	breached any material terms or conditions of the employment agreement.
     The latter four events will constitute “cause” only if our company provides the executive with written notice of the event and the executive fails to remedy the event within 21 business days.
Termination Other than for Cause, Death or Disability or Termination for Good Reason (Other than Change in Control)
     The following table presents the estimated total amounts that would be paid out (including the present value cost to our company of benefits coverage provided) to the executive officer if his employment was terminated other than for cause, death or disability, or the executive terminated his employment for good reason, as of December 31, 2006, other than in connection with a change in control of our company. In addition to the amounts included below, certain terminations for good reason will result in acceleration of stock options, the circumstances of which are described below:

		Aggregate	Continued
	Cash Severance	Outplacement	Benefits	Total Potential
	Payments	Costs	Coverage	Payout
Name	($) (1)	($)	($)	($)
Bahram Akradi	—	—	—	—
Michael R. Robinson	630,000	10,000	6,492	646,492
Michael J. Gerend	675,000	10,000	3,657	688,657
Mark L. Zaebst	540,000	10,000	7,437	557,437
Eric J. Buss	450,000	10,000	3,657	463,657
Stephen F. Rowland, Jr.	675,000	10,000	24,095	709,095

(1)	Cash Severance Payments are based on the executive’s then current base salary and Target Bonus rates at the date of termination.
Termination Other than for Cause, Death or Disability or Termination for Good Reason Following a Change in Control
     The employment agreements also provide that if the executive’s employment with our company or its successor is terminated by our company within one year of a change in control for any reason other than cause, death or disability, or by the executive within one year of a change in control for good reason, then the executive will receive the same benefits as set forth above, except that the semi-monthly payments of base salary and annual bonus amounts will be made for and over a period of 21 months for Messrs. Robinson, Gerend and Rowland and 12 months for Messrs. Zaebst and Buss.
     In addition, our 2004 Plan and the agreements relating to stock option and restricted stock awards subject to that plan provide that all stock option awards will become immediately exercisable in full and all restricted stock awards will fully vest immediately upon a change in control of our company. However, in the event of a change in control, our company’s compensation committee has the right to cancel any outstanding options under the 2004 Plan and to cause our company to instead pay the optionee the excess of the fair market value of the option shares covered by the option over the exercise price of the option at the date that the compensation committee provides a buy-out notice.
     The employment agreements as well as the 2004 Plan define change in control as consisting of any of the following events:
•	a majority of our board of directors no longer consists of individuals who were directors at the time the employment agreements were executed or the 2004 Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	the consummation of a merger, tender offer or consolidation of our company with any other corporation, other than a merger or consolidation that would result in the voting securities of our company outstanding prior to the transaction continuing to represent at least 45% of the combined voting power of the voting securities of our company or the surviving entity; or

•	the consummation of a sale of all or substantially all of the assets of our company, other than in connection with the sale-leaseback of our company’s real estate.
     The following table presents (i) the estimated total amounts that would be paid out (including the present value cost of continued benefits coverage) to each named executive officer if the officer’s employment were terminated by our company or its successor for any reason other than cause, death or disability, or by the named executive officer for good reason, as of December 31, 2006 and within one year of a change in control; and (ii) the intrinsic value of the stock options whose exercisability would be accelerated, and of the restricted stock awards whose vesting would be accelerated, if a change in control occurred as of December 31, 2006:

		Aggregate	Continued	Value of
	Cash Severance	Outplacement	Benefits	Accelerated	Total Potential
	Payments	Costs	Coverage	Equity Awards	Payout
Name	($) (1)	($)	($)	($) (2)	($)
Bahram Akradi	—	—	—	7,443,000	7,443,000
Michael R. Robinson	735,000	10,000	6,492	903,465	1,654,957
Michael J. Gerend	787,500	10,000	3,657	903,465	1,704,622
Mark L. Zaebst	360,000	10,000	7,437	628,335	1,005,772
Eric J. Buss	300,000	10,000	3,657	628,335	941,992
Stephen F. Rowland, Jr.	787,500	10,000	24,095	345,600	1,167,195

(1)	Cash Severance Payments are based on the executive’s then current base salary and Target Bonus rates at the date of termination.

(2)	Value based on a share price of $48.51, which was the last reported sale price for a share of our common stock on the NYSE on December 29, 2006. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares; value of accelerated stock options is determined by multiplying the number of option shares by the difference between that closing share price and the option exercise price.
     Payment of severance benefits under our employment agreements, whether or not termination is in connection with a change in control, is conditioned upon the executive signing a global release of all claims against our company, and remaining in compliance with his obligations under the employment agreement to (i) protect our company’s confidential information, (ii) refrain from competing with our company for 18 months (or 24 months in connection with a change in control) after his termination of employment, (iii) refrain from hiring any of our company’s employees for 12 months after his termination of employment, and (iv) refrain from soliciting any of our company’s customers or inducing any customer or supplier to stop doing business with our company for 12 months after his termination of employment.
Acceleration of Vesting of Equity Awards
     Under our 2004 Plan, if an executive’s employment is terminated due to death or disability, any outstanding stock option will immediately become exercisable in full for one year (or until the option expires, if that occurs sooner), and any restricted stock award will vest in proportion to the term of the award during which the executive was employed. If an executive’s employment terminates for any reason other than death, disability or cause (defined in a manner similar to that in our employment agreements), his outstanding stock options will remain exercisable for a period of 90 days after termination to the extent they were exercisable immediately before termination, but any unvested shares of restricted stock will be forfeited. The following table presents the intrinsic value of the stock options granted under the 2004 Plan whose exercisability would be accelerated, and of the restricted stock awards whose vesting would be accelerated, if the named executive officer’s employment were terminated due to death or disability as of December 31, 2006:

Value of Accelerated Equity Awards
Name	($) (1)
Bahram Akradi	4,058,524
Michael R. Robinson	373,126
Michael J. Gerend	373,126
Mark L. Zaebst	236,345
Eric J. Buss	236,345
Stephen F. Rowland, Jr.	345,600

(1)	Value based on a share price of $48.51, which was the last reported sale price for a share of our common stock on the NYSE on December 29, 2006. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated; value of accelerated restricted stock awards is determined by multiplying that closing share price by the number of restricted shares whose vesting is accelerated.
     Certain agreements relating to stock options under our 1998 Plan provide that stock option awards will become exercisable in full upon an “acceleration event.” An “acceleration event” occurs upon the public announcement that any person has acquired or has the right to acquire beneficial ownership of 51% or more of the outstanding shares of common stock of our company, any person has made a tender or exchange offer for 51% or more of the outstanding shares of common stock of our company, or there has been a sale of all or substantially all of the assets of our company, except that an “acceleration event” does not occur unless one of the following events also occurs:
•	our company also terminates the participant without cause,

•	the participant terminates his or her employment because his or her duties and responsibilities have been materially reduced and our company has not cured this reduction within 15 or 21 business days, as the case may be, of receiving written notice from the participant,

•	the participant terminates his or her employment because his or her salary has been materially reduced and our company has not cured this reduction within 15 or 21 business days, as the case may be, of receiving written notice from the participant, or

•	our company has relocated its executive offices outside of a 50 mile radius of its current location.

     The following table presents the intrinsic value of the stock options whose exercisability would be accelerated under the 1998 Plan if an acceleration event occurred as of December 31, 2006:

Value of Option Shares Becoming
Name	Exercisable ($)(1)
Bahram Akradi	—
Michael R. Robinson	1,301,958
Michael J. Gerend	3,240,800
Mark L. Zaebst	81,020
Eric J. Buss	217,933
Stephen F. Rowland, Jr.	—

(1)	Value based on a share price of $48.51, which was the last reported sale price for a share of our common stock on the NYSE on December 29, 2006, minus the exercise price of the applicable option.
     In addition, certain award agreements relating to stock options under our 1998 Plan provide that a pro rata share of the participant’s non-vested option shares will immediately vest if the participant has been terminated by our company without cause or the participant terminates his or her employment with our company for “good reason.” These agreements generally define “cause” in a manner similar to that under our employment agreements and define “good reason” as occurring upon any of the following events:
•	our company relocating its executive offices outside of a 50 mile radius of its current location;

•	our company materially reducing a participant’s duties and responsibilities or title if not cured within 21 business days after receiving written notice from participant; or

•	our company assigning duties and responsibilities to a participant that are inconsistent with the participant’s position (applicable only to those options granted to Mr. Robinson in 2002 and Mr. Gerend in 2003).
     The following table presents the intrinsic value of the stock options whose exercisability would be accelerated under the 1998 Plan if a named executive officer were to terminate his employment for good reason, or if we terminated the named executive officer’s employment without cause, as of December 31, 2006:

Value of Option Shares Becoming
Name	Exercisable ($)(1)
Bahram Akradi	—
Michael R. Robinson	848,291
Michael J. Gerend	1,358,472
Mark L. Zaebst	40,399
Eric J. Buss	92,163
Stephen F. Rowland, Jr.	—

(1)	Value based on a share price of $48.51, which was the last reported sale price for a share of our common stock on the NYSE on December 29, 2006, minus the exercise price of the applicable option.

Compensation of Directors
     Non-employee directors are compensated for serving as directors with a grant of restricted stock, an annual stipend, meeting fees and are also reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.
Director Compensation Table
     The following table shows, for each of our non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended December 31, 2006.

	Fees Earned or Paid
Name	in Cash ($)	Stock Awards ($) (1)	Total ($)
Guy C. Jackson	37,268	86,524	123,792
James F. Halpin	46,556	38,895	85,451
Giles H. Bateman (2)	24,556	32,308	56,864
John B. Richards (3)	9,182	5,555	14,737
Joseph S. Vassalluzzo (4)	7,682	5,555	13,237
David A. Landau (5)	—	—	—
Stephen R. Sefton (6)	—	—	—
Timothy C. DeVries (7)	—	—	—

(1)	Values expressed represent the actual compensation cost recognized by our company for such equity awards during fiscal 2006 as determined pursuant to SFAS 123(R) and utilizing the assumptions discussed in note 2 to our company’s financial statements for the fiscal year ended December 31, 2006.

All stock awards granted to non-employee directors have been in the form of restricted stock issued under our 2004 Plan. Directors may vote and receive dividends, if any, at the normal dividend rate on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which occurs when a director ceases to be a member of our board of directors for any reason other than death, total disability or retirement unless our board of directors determines otherwise. In the event of the death, total disability or retirement of a non-employee director prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the retired or disabled non-employee director or his or her estate. In addition, in the case of a non-employee director’s death, total disability or retirement or the occurrence of a change of control under our 2004 Plan (see “Employment Agreements and Change in Control Provisions” section on page 23), all restricted shares outstanding to non-employee directors that have not previously vested or been forfeited will vest immediately.

The following table shows, for each of our non-employee directors, information concerning stock awards granted during fiscal 2006 and the corresponding grant date fair value of those awards, as well as the aggregate number of stock awards outstanding as of December 31, 2006:

			Aggregate Stock
	Number of Shares of	Grant Date Fair Value	Awards
	Stock Granted in	of Stock Awards	Outstanding as of
Name	2006 (#)	Granted in 2006 ($) (a)	12/31/06 (#)
Guy C. Jackson	1,161	55,031	3,597
James F. Halpin	528	25,027	3,248
Giles H. Bateman	2,447	104,732	2,341
John B. Richards	2,029	99,989	2,029
Joseph S. Vassalluzzo	2,029	99,989	2,029
David A. Landau	—	—	—
Stephen R. Sefton	—	—	—
Timothy C. DeVries	—	—	—

(a) Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R) utilizing assumptions discussed in note 2 to our company’s financial statements for the fiscal year ended December 31, 2006.

(2)	Mr. Bateman was appointed as a director March 10, 2006.

(3)	Mr. Richards was appointed as a director October 24, 2006.

(4)	Mr. Vassalluzzo was appointed as a director October 24, 2006.

(5)	Mr. Landau resigned as a director October 24, 2006. Prior to resigning, Mr. Landau was only eligible to be reimbursed for expenses actually incurred in attending meetings of our board of directors and committees of our board of directors.

(6)	Prior to January 1, 2007, Mr. Sefton was only eligible to be reimbursed for expenses actually incurred in attending meetings of our board of directors and committees of our board of directors.

(7)	Mr. DeVries resigned as a director October 24, 2006. Prior to resigning, Mr. DeVries was only eligible to be reimbursed for expenses actually incurred in attending meetings of our board of directors and committees of our board of directors.
Stipend
     For the one-year period between our annual shareholder meetings in 2005 and 2006, the annual stipend payable to each of our non-employee directors who joined our board of directors on or after March 1, 2004 for service on our board of directors was $30,000. This stipend could be paid in cash or restricted stock at the election of the director. Messrs. Jackson and Halpin each chose to be paid in cash and received $15,000 on the date of the 2005 annual shareholder meeting and $15,000 on the six-month anniversary of the annual shareholder meeting. Mr. Bateman chose to receive his pro rated stipend of $4,537 in the form of 106 shares of restricted stock and was granted his pro rated stipend at the time of his election to our board of directors based on the fair market value of our common stock on the grant date with the restrictions lapsing on the date of our annual shareholder meeting in 2006.
     For the one-year period between our annual shareholder meetings in 2006 and 2007, the annual stipend payable to each of our non-employee directors who joined our board of directors on or after March 1, 2004 for service on our board of directors was to again be $30,000 payable in either cash or restricted stock according to the schedule described above. Messrs. Bateman and Halpin each chose to be paid in cash and received $15,000 on the date of the 2006 annual shareholder meeting. Mr. Jackson chose to receive his $30,000 stipend in the form of 633 shares or restricted stock and was granted his stipend at the time of our 2006 annual shareholder meeting based on the fair market value of our common stock on the grant date with the restrictions lapsing on the date of our annual shareholder meeting in 2007. Upon being elected to our board of directors, Messrs. Richards and Vassalluzzo each elected to receive their pro rated stipend of $5,682 for the first six-month portion of this period in the form of cash.
     On October 25, 2006, our board of directors approved changes in the compensation payable to our company’s non-employee directors effective January 1, 2007, including an increase in the annual stipend amount to $45,000 as well as extending the stipend to all non-employee directors of our company. The annual stipend amount is paid in cash quarterly on the last day of each calendar quarter, in arrears.
Chairperson Fees
     For the one-year period between our annual shareholder meetings in 2005 and 2006, the annual chairperson fee payable to non-employee directors who joined our board of directors on or after March 1, 2004 was $10,000 for the chairperson of our audit committee, and $5,000 each for the chairperson of our compensation committee and our governance and nominating committee. Committee chairpersons received 50% of the annual committee chairperson fees on the date of the annual shareholder meeting and 50% on the six-month anniversary of the date of the meeting. Mr. Jackson, as chairperson of the audit committee, and Mr. Halpin, as chairperson of the compensation committee, received $5,000 and $2,500, respectively, on the date of our annual shareholder meeting in 2005 and $5,000 and $2,500, respectively, on the six-month anniversary of the annual shareholder meeting. Mr. Sefton, as chairperson of the governance and nominating committee, did not receive a chairperson fee as he was a non-employee director who joined our board of directors prior to March 1, 2004.
     For the one-year period between our annual shareholder meetings in 2006 and 2007, the annual chairperson fees payable to each of our non-employee directors who joined our board of directors on or after March 1, 2004 for service on our board of directors were to again be $10,000 payable for the chairperson of our audit committee, and $5,000 each for the chairperson of our compensation committee and our governance and nominating committee, all payable as described above. Mr. Jackson, as chairperson of the audit committee, and Mr. Halpin, as chairperson of the compensation committee, received $5,000 and $2,500, respectively, on the date of our annual shareholder meeting in 2006 and $5,000 and $2,500, respectively, on the six-month anniversary of the annual shareholder meeting. Mr. Sefton, as chairperson of the governance and nominating committee, did not receive a chairperson fee as he was a non-employee director who joined our board of directors prior to March 1, 2004.

     On October 25, 2006, our board of directors approved changes in the compensation payable to our company’s non-employee directors effective January 1, 2007, including that all non-employee directors would receive annual committee chairperson fees and that the fees would be set at $12,000 for the chairperson of our audit committee, and $6,000 each for the chairperson of our compensation committee, governance and nominating committee and finance committee. The annual committee chairperson fees are paid in cash quarterly on the last day of each calendar quarter, in arrears.
Lead Director Fees
     Effective January 1, 2007, our board of directors approved the creation of a non-employee lead director annual fee of $25,000. The lead director fee is paid in cash quarterly on the last day of each calendar quarter, in arrears. Currently, Mr. Sefton serves as the lead director.
Meeting Fees
     Non-employee directors who joined our board of directors on or after March 1, 2004 received meeting fees for meetings attended in person during the one-year period between our annual shareholder meetings in 2005 and 2006 as well as for the period between our annual shareholder meeting in 2006 and December 31, 2006. The board meeting fees were $1,000 per meeting attended, and committee meeting fees of $500 per meeting attended, all of which were paid in cash.
     Effective January 1, 2007, our board of directors discontinued the practice of paying meeting fees.
Restricted Stock
     Non-employee directors who joined our board of directors on or after March 1, 2004 received an initial grant of restricted stock with a fair market value at grant date of $100,000 in connection with such a director becoming a member of our board of directors. The date of grant for such director is the date of such director’s election to our board of directors and the restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Mr. Bateman was granted 2,340 shares of restricted stock on March 10, 2006 and Messrs. Richards and Vassalluzzo were each granted 2,029 shares of restricted stock on October 24, 2006.
     Until December 31, 2006, starting on the first annual shareholder meeting that occurs after a director’s first anniversary of being elected, non-employee directors who joined our board of directors on or after March 1, 2004 received an annual restricted stock grant valued at $25,000, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Mr. Jackson was granted 951 shares of restricted stock on May 5, 2005 and Messrs. Jackson and Halpin were each granted 528 shares of restricted stock on May 4, 2006.
     Effective January 1, 2007, our board of directors approved changes in the compensation payable to our company’s non-employee directors so that each non-employee director will receive an annual restricted stock grant with a fair market value at grant date of $75,000 on the date of our annual shareholder meeting, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period.
Other Compensation
     Until December 31, 2006, non-employee directors who joined our board of directors on or after March 1, 2004 were reimbursed for the cost of purchasing a “family” Athletic membership to our health and fitness centers. Effective January 1, 2007, all non-employee directors, including those that joined our board of directors before March 1, 2004, will be reimbursed for the cost of purchasing such a membership.
     Our company reimburses all non-employee directors for out-of-pocket traveling expenses incurred in attending board and committee meetings.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of our common stock as of February 26, 2007 by:
•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.
     Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of February 26, 2007, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
     Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 36,839,977 shares of our common stock outstanding on February 26, 2007. The address for each executive officer and director is 6442 City West Parkway, Eden Prairie, MN 55344.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock
Principal Shareholders (1):
U.S. Trust Corporation (2) 114 West 47th Street, 25th Floor New York, NY 10036-1532	2,378,490	6.5%
William Blair & Company, L.L.C (3) 222 W. Adams Street Chicago, IL 60606	2,190,479	5.9%
Non-Employee Directors:
Giles H. Bateman	5,747	*
James F. Halpin (4)	52,107	*
Guy C. Jackson	10,153	*
John B. Richards	2,029	*
Stephen R. Sefton (5)	425,184	1.2%
Joseph S. Vassalluzzo	2,029	*
Named Executive Officers:
Bahram Akradi (6)	4,283,500	11.6%
Stephen F. Rowland, Jr. (7)	535,527	1.5%
Michael R. Robinson (8)	141,750	*
Michael J. Gerend (9)	115,522	*
Eric J. Buss (10)	41,122	*
Mark L. Zaebst (11)	17,625	*
All directors and executive officers as a group (14 persons) (12)	5,724,589	15.4%

*	Less than 1%

(1)	Mr. Akradi is listed below and also owns beneficially more than 5% of our voting securities.

(2)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 reflecting the shareholder’s beneficial ownership as of December 31, 2006. U.S. Trust Corporation had sole voting power for 1,444,465 shares, shared voting power for 107,250 shares, sole dispositive power for 1,933,298 shares and shared dispositive power for 440,797 shares.

(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 17, 2007 reflecting the shareholder’s beneficial ownership as of December 31, 2006.

(4)	Includes 47,500 shares of common stock owned by Mr. Halpin’s spouse. Mr. Halpin disclaims beneficial ownership of the shares owned by his spouse.

(5)	Includes 232,285 shares of common stock owned by Minnesota Private Equity Fund, L.P. Mr. Sefton is the general partner of Minnesota Private Equity Fund, L.P.

(6)	Includes 37,500 shares of common stock underlying options that are exercisable within 60 days of February 26, 2007. On December 2, 2005, Mr. Akradi entered into a prepaid forward contract with an unrelated third party related to up to 296,000 shares of common stock of our company.

(7)	Includes 82,000 shares of common stock underlying options that are exercisable within 60 days of February 26, 2007. On November 2, 2005, Mr. Rowland entered into a prepaid forward contract with an unrelated third party related to up to 150,000 shares of common stock of our company.

(8)	Includes 110,250 shares of common stock underlying options that are exercisable within 60 days of February 26, 2007.

(9)	Includes 104,000 shares of common stock underlying options that are exercisable within 60 days of February 26, 2007.

(10)	Includes 32,600 shares of common stock underlying options that are exercisable within 60 days of February 26, 2007.

(11)	Includes 4,125 shares of common stock underlying options that are exercisable within 60 days of February 26, 2007.

(12)	Includes 427,777 shares of common stock underlying options issued to eight executive officers that are exercisable within 60 days of February 26, 2007.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Approval Policy
     In February 2007, our board of directors adopted a formal related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest, but exempts the following:
•	payment of compensation by our company to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all shareholders of our company on the same terms; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.
     The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:
•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.
     The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the committees deems appropriate.

Related Party Transaction Summary
     Prior to the adoption of our related party transaction approval policy, our company entered into the transactions involving related parties described below. We believe that the transactions set forth below were on terms no less favorable than we could have obtained from unaffiliated parties.
     Since 2000, we have leased various fitness and office equipment from third party equipment vendors for use at the center in Bloomingdale, Illinois. We then have subleased this equipment to Bloomingdale LIFE TIME Fitness, L.L.C., of which our company has a one-third interest. We charged Bloomingdale LIFE TIME Fitness, L.L.C. $442,500 in 2006. We anticipate that we will charge Bloomingdale LIFE TIME Fitness, L.L.C. a similar amount in the future.
     In May 2001, we completed a transaction to sell and simultaneously lease back one of our Minnesota centers. We did not recognize any material gain or loss on the sale of the center. The purchaser and landlord in such transaction is an entity composed of four individuals, one of whom is Mr. Rowland. We paid $880,000 in 2006 in rent pursuant to the lease of the center. This lease expires in May 2026. This transaction was reviewed and approved by our board of directors.
     In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 50% interest. In December 2003, our company and the general partnership executed an addendum to this lease whereby we leased an additional 5,000 square feet of office space on a month-to-month basis within the shopping center, which we terminated effective January 1, 2007. We paid rent pursuant to this lease of $540,000 in 2006. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.
     We pay a general contractor that is primarily owned by Mr. Rowland for Mr. Rowland’s car allowance and related car expenses as well as for executive medical benefits. This resulted in payments of $38,251 to the general contractor for such expenses incurred by Mr. Rowland during 2006.
     Other than the transactions set forth above, our company had no other transactions during fiscal 2006 which required review, approval or ratification under our related party transaction approval policy or where the related party transaction approval policy’s policies and procedures were not followed.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2006 for compensation plans under which securities may be issued:

			Weighted-average	Number of securities
	Number of securities to be issued		exercise price of	remaining available for
	upon exercise of outstanding		outstanding options,	future issuance under
Plan Category	options, warrants and rights		warrants and rights	equity compensation plans
Equity Compensation Plans Approved by Securityholders	1,724,599	(1)	$20.15	2,898,113	(2)
Equity Compensation Plans Not Approved by Securityholders	—		—	—

Total	1,724,599		$20.15	2,898,113

(1)	This amount includes 37,000 shares issuable upon the exercise of outstanding stock options granted under the 1996 Plan, 492,607 shares issuable upon the exercise of outstanding stock options granted under the 1998 Plan and 1,194,992 shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan. In addition to this amount, 9,389 shares were subject to purchase under the Life Time Fitness, Inc. Employee Stock Purchase Plan for the purchase period ended December 31, 2006.

(2)	This amount includes 1,407,502 shares available for issuance pursuant to equity awards that could be granted in the future under the 2004 Plan and 1,490,611 shares available for issuance under the Life Time Fitness, Inc. Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2006, except for:
•	a Form 4 for Mr. Sefton to report his acquisition of 34,560 shares that occurred on January 4, 2006 that was reported on January 9, 2006;

•	a Form 4 for Mr. DeVries to report his acquisition of 191 shares that occurred on January 4, 2006 and the related January 4, 2006 disposition of 150,000 shares by Itasca LBO Partners VI, LLP and 255,000 shares by Itasca LBO Partners VII, LLP, all of which was reported on January 9, 2006;

•	a Form 4 for Mr. Rowland to report his option exercise of 30,000 shares that occurred on January 23, 2006 that was reported on February 8, 2006;

•	a Form 4 for Mr. Akradi to report his option exercise and sale of 80,000 shares beginning November 8, 2006 that was reported on November 13, 2006; and

•	a Form 4 for Mr. Sefton to report his acquisition of 28,613 shares that occurred on October 25, 2006 that was reported on November 29, 2006.
ADDITIONAL INFORMATION
     Our 2006 Annual Report and our Annual Report on Form 10-K for fiscal year 2006, including financial statements, are being mailed with this proxy statement.
     As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.
     Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2006, may do so without charge by writing to Investor Relations, 6442 City West Parkway, Eden Prairie, Minnesota 55344.

By Order of the Board of Directors,

Eric J. Buss
Secretary
Dated: March 7, 2007

LIFE TIME FITNESS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 26, 2007
1:00 p.m. Central Time
Minneapolis Sofitel
5601 West 78th Street
Bloomington, MN 55439

Life Time Fitness, Inc. 6442 City West Parkway Eden Prairie, MN 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2007.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Bahram Akradi and Eric J. Buss and each of them acting in the absence of the other, with full power of substitution, to vote your shares of common stock of Life Time Fitness, Inc. held of record at the close of business on February 26, 2007 on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/ltm/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 25, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Life Time Fitness, Inc., c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Bahram Akradi	05 John B. Richards	☐	Vote FOR	☐	Vote WITHHELD
		02 Giles H. Bateman	06 Stephen R. Sefton		all nominees		from all nominees
		03 James F. Halpin	07 Joseph H. Vassalluzzo		(except as marked)
04 Guy C. Jackson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE GOVERNANCE AND NOMINATING COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS, WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.